Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Bobbi Chaville
	Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	Phone: (925) 965-4289
	Phone: (925) 965-4315	Email: bobbi.chaville@ros.com

ROSS STORES REPORTS RECORD FOURTH QUARTER
AND FISCAL YEAR 2009 EARNINGS

     Pleasanton, California, March 18, 2010 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended January 30, 2010 of $1.16, up 53% from $.76 for the 13 weeks ended January 31, 2009. Net earnings for the 13 weeks ended January 30, 2010 grew to a record $142.9 million, up 47% from $97.4 million for the 13 weeks ended January 31, 2009. Sales for the fourth quarter ended January 30, 2010 grew 14% to $1.980 billion, with comparable store sales up 10% over the prior year.

     For the 52 weeks ended January 30, 2010, earnings per share grew 52% to $3.54, up from $2.33 for the 52 weeks ended January 31, 2009. Net earnings for the 2009 fiscal year ended January 30, 2010 grew 45% to a record $442.8 million, from $305.4 million for the 2008 fiscal year ended January 31, 2009. Sales for the 2009 fiscal year increased 11% to $7.184 billion, with comparable store sales up 6% on top of a 2% gain in the prior year.

     Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We are exceptionally pleased with our outstanding sales and earnings results for the fourth quarter and full year. During one of the most challenging economic and retail environments, we not only generated stronger-than-planned revenues, but did so with record merchandise gross margins that drove double digit operating profits as a percent of sales. The best performing merchandise categories for both the quarter and the year were Shoes, Dresses and Home, while geographic trends were broadbased, with all regions posting healthy comparable store sales gains for both periods.”

     Mr. Balmuth continued, “Earnings before interest and taxes for the 2009 fourth quarter grew about 260 basis points to 11.7% of sales, up from 9.1% in the prior year period. This higher profit margin was mainly due to a 230 basis point improvement in cost of goods sold along with a 30 basis point decline in selling, general and administrative costs. For the 2009 fiscal year, operating margin increased about 250 basis points over the prior year to 10.1% of sales, driven by a 230 basis point decline in cost of goods sold combined with a 20 basis point reduction in selling, general and administrative expenses. Key drivers of our improved profitability for both the fourth quarter and the year were much higher merchandise gross margin, lower shortage costs and leverage on operating expenses from the strong gains in same store sales.”

     “Healthy operating cash flows during the year continued to provide the resources to make capital investments in new store growth and infrastructure and fund our ongoing stock repurchase and dividend programs. During 2009, we repurchased a total of 7.4 million shares of common stock for an aggregate purchase price of $300 million, completing the two-year $600 million stock repurchase program announced in early 2008. In January 2010, our Board of Directors approved a new two-year $750 million stock repurchase program along with a 45% increase in our quarterly cash dividend to $.16 per common share. These actions reflect our confidence in the Company’s ongoing ability to generate healthy amounts of excess cash and our commitment to enhancing stockholder returns,” Mr. Balmuth said.

     Looking ahead to 2010, Mr. Balmuth commented, “Our past results demonstrate that we can deliver consistent growth in both healthy and challenging economic climates if we execute our strategies well. This long-term record gives us the confidence to project strong cash flows from additional increases in both comparable store sales and earnings per share during 2010 and beyond.”

     The Company will host a conference call on Thursday, March 18, 2010 at 11:00 a.m. Eastern time to provide additional details concerning the fourth quarter and fiscal year 2009 results and management’s outlook and plans for 2010. A real time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 706-645-9291, ID #55962140 until 8:00 p.m. Eastern time on March 25, 2010, as well as at the Company’s website address.

     Forward-Looking Statements: This press release and the recorded conference call on our corporate website contain forward-looking statements regarding expected sales and earnings levels in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from the macro-economic environment, uncertainty in financial and credit markets, and changes in geopolitical conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the recent implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2008, Form 10-Qs for fiscal 2009 and Form 8-Ks for fiscal 2009 and 2010. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

* * * * *

     Ross Stores, Inc., an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2009 revenues of $7.2 billion. As of February 27, 2010 the Company operated 953 Ross Dress for Less® (“Ross”) stores and 54 dd’s DISCOUNTS® locations, compared to 904 Ross and 53 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Twelve Months Ended
	January 30,	January 31,	January 30,	January 31,
($000, except stores and per share data, unaudited)	2010	2009	2010	2009
Sales	$1,979,839	$1,734,112	$7,184,213	$6,486,139

Costs and Expenses
Costs of goods sold	1,462,581	1,321,346	5,327,278	4,956,576
Selling, general and administrative	286,114	255,312	1,130,813	1,034,357
Interest expense (income), net	2,604	2,531	7,593	(157)
Total costs and expenses	1,751,299	1,579,189	6,465,684	5,990,776

Earnings before taxes	228,540	154,923	718,529	495,363
Provision for taxes on earnings	85,657	57,536	275,772	189,922
Net earnings	$142,883	$97,387	$442,757	$305,441

Earnings per share
Basic	$1.18	$0.77	$3.60	$2.36
Diluted	$1.16	$0.76	$3.54	$2.33

Weighted average shares outstanding (000)
Basic	121,013	126,580	122,887	129,235
Diluted	123,355	128,175	125,014	131,315

Dividends
Cash dividends declared per share	$0.270	$0.205	$0.490	$0.395

Stores open at end of period	1,005	956	1,005	956

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

	January 30,	January 31,
($000, unaudited)	2010	2009
Assets

Current Assets
Cash and cash equivalents	$768,343	$321,355
Short-term investments	1,754	798
Accounts receivable	44,234	41,170
Merchandise inventory	872,498	881,058
Prepaid expenses and other	58,618	55,241
Deferred income taxes	-	14,093
Total current assets	1,745,447	1,313,715

Property and equipment, net	942,999	951,656
Long-term investments	16,848	38,014
Other long-term assets	63,339	52,126
Total assets	$2,768,633	$2,355,511

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$658,299	$536,745
Accrued expenses and other	259,582	238,516
Accrued payroll and benefits	218,234	170,878
Income taxes payable	51,505	9,120
Deferred income taxes	2,894	-
Total current liabilities	1,190,514	955,259

Long-term debt	150,000	150,000
Other long-term liabilities	174,543	156,726
Deferred income taxes	96,283	97,157

Commitments and contingencies

Stockholders’ Equity	1,157,293	996,369
Total liabilities and stockholders’ equity	$2,768,633	$2,355,511

Ross Stores, Inc.

Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
	January 30,	January 31,
($000, unaudited)	2010	2009
Cash Flows From Operating Activities
Net earnings	$442,757	$305,441
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	159,043	141,802
Stock-based compensation	25,746	22,575
Deferred income taxes	16,113	23,804
Tax benefit from equity issuance	8,582	8,532
Excess tax benefit from stock-based compensation	(7,291)	(5,973)
Change in assets and liabilities:
Merchandise inventory	8,560	144,237
Other current assets	(6,441)	(6,089)
Accounts payable	115,893	(101,682)
Other current liabilities	118,980	43,249
Other long-term, net	6,442	7,543
Net cash provided by operating activities	888,384	583,439

Cash Flows From Investing Activities
Additions to property and equipment	(158,487)	(224,418)
Proceeds from sales of property and equipment	10	117
Purchases of investments	(2,904)	(36,984)
Proceeds from investments	24,548	42,522
Net cash used in investing activities	(136,833)	(218,763)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	7,291	5,973
Issuance of common stock related to stock plans	49,393	47,873
Treasury stock purchased	(6,045)	(4,909)
Repurchase of common stock	(300,000)	(300,000)
Dividends paid	(55,202)	(49,838)
Net cash used in financing activities	(304,563)	(300,901)

Net increase in cash and cash equivalents	446,988	63,775

Cash and cash equivalents:
Beginning of year	321,355	257,580
End of year	$768,343	$321,355

Supplemental Cash Flow Disclosures
Interest paid	$9,668	$9,676
Income taxes paid	$201,232	$167,478

Non-Cash Investing Activities
Increase (decrease) in fair value of investment securities	$1,435	$(2,514)